As filed with the Securities and Exchange Commission on January 28, 2015

Registration Statement No. 333-201597

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K2M Group Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3841	27-2977810
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

751 Miller Drive SE

Leesburg, VA 20175

(703) 777-3155

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Luke Miller

Senior Vice President and General Counsel

751 Miller Drive SE

Leesburg, VA 20175

(703) 777-3155

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Kenneth B. Wallach, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Rachel W. Sheridan, Esq. Jason M. Licht, Esq. Latham & Watkins LLP 555 Eleventh Street NW, Suite 1000 Washington, D.C. 20004 (202) 637-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

K2M Group Holdings, Inc. is filing this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-201597) to submit Exhibits 1.1, 5.1, 10.15, 10.39, 10.40, 10.41, 10.42, 23.2 and 23.3. Accordingly, this amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No changes are being made to the prospectus or Items 13, 14, 15, or 17 of Part II to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than the underwriting discount). All of such expenses are estimates, except for the Securities and Exchange Commission (the “SEC”) registration fee and the Financial Industry Regulatory Authority Inc. (“FINRA”) filing fee.

SEC registration fee	$16,645
FINRA filing fee	21,986
Printing fees and expenses	100,000
Legal fees and expenses	391,500
Accounting fees and expenses	100,000
Blue Sky fees and expenses (including legal fees)	10,000
Transfer agent and registrar fees and expenses	11,000
Miscellaneous	13,869

Total	665,000

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors and the selling stockholders, and by us and the selling stockholders of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Sales	of Unregistered Securities

Between January 1, 2011 and December 31, 2013, we granted stock options under the K2M Group Holdings, Inc. 2010 Equity Award Plan to purchase an aggregate of 3,180,172 shares of our common stock at exercise prices ranging between $9.26 and $11.64 to a total of 348 employees, directors and consultants. Of these, stock options to purchase an aggregate of 610,265 shares have been cancelled without being exercised, 896,222 have been exercised and 4,179,119 remain outstanding.

Since January 1, 2011, we issued and sold an aggregate of 409,817 shares of our common stock to employees, directors and consultants at exercise prices ranging between $1.60 and $9.26 upon the exercise of stock options granted under the Amended and Restated K2M, Inc. 2006 Stock Option and Grant Plan, the K2M Group Holdings, Inc. 2010 Equity Award Plan and the K2M Group Holdings, Inc. 2010 Independent Agent Stock Option Plan. Of these, none have been repurchased and all shares remain outstanding.

In September 2013, we granted Messrs. Major and Cole 123,456 and 41,152 restricted stock units, respectively, which vest on the earlier to occur of the named executive officer’s death, “disability” or a “change of control” (as such terms are defined in the restricted stock award agreement), however, any unvested restricted stock units will be forfeited upon any other termination of employment.

During June 2012, we executed a securities purchase agreement and a note agreement with certain existing shareholders. Pursuant to the securities purchase agreement, the existing shareholders agreed to purchase 25,092 shares of our common stock from us at $9.82 per share. Pursuant to the note agreement, we issued notes with an aggregate principal amount of $5.3 million at a discount for cash consideration of $4.7 million. These Shareholder Notes bear interest at 10.0% per annum, if paid in cash, or 13.0% per annum, if paid in kind, payable semi-annually in arrears on December 31 and June 30 of each year beginning on December 31, 2012.

In May and June 2013, we executed securities purchase agreements and note agreements with certain existing stockholders. Pursuant to such securities purchase agreements, such existing shareholders agreed to purchase 126,235 shares of our common stock from us at $10.74 per share, resulting in cash proceeds of $1.4 million. Pursuant to the note agreements, we issued notes to such stockholders in an aggregate principal amount of $11.2 million at a discount for cash consideration of $9.9 million. These Shareholder Notes bear interest at 10.0% per annum, if paid in cash, or 13.0% per annum, if paid in kind, payable semi-annually in arrears on December 31 and June 30 of each year.

In November and December 2013, we executed securities purchase agreements and note agreements with certain existing stockholders. Pursuant to such securities purchase agreements, such existing shareholders agreed to purchase 57,448 shares of our common stock from us at $12.73 per share, resulting in cash proceeds of $0.7 million. Pursuant to the note agreements, we issued notes to such stockholders in an aggregate principal amount of $5.7 million at a discount for cash consideration of $5.0 million. These Shareholder Notes bear interest at 10.0% per annum, if paid in cash, or 13.0% per annum, if paid in kind, payable semi-annually in arrears on June 30 and December 31 of each year.

In January and March 2014, we executed securities purchase agreements and note agreements with certain existing stockholders. Pursuant to such securities purchase agreements, such existing stockholders agreed to purchase 121,111 shares of our common stock from us at $19.05 per share, resulting in cash proceeds of $2.3 million. Pursuant to the note agreements, we issued notes to such stockholders in an aggregate principal amount of $16.9 million at a discount for cash consideration of $14.6 million.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits	and Financial Statement Schedules

(a) Exhibits.     See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.    Undertakings.

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(2) The undersigned Registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leesburg, Virginia, on January 28, 2015.

K2M GROUP HOLDINGS, INC.

By:	/s/ Eric D. Major
Name: Eric D. Major
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on January 28, 2015.

Signature	Capacity

/s/ Eric D. Major	President and Chief Executive Officer and Director (Principal Executive Officer)
Eric D. Major

/s/ Gregory S. Cole	Chief Financial Officer (Principal Financial and Accounting Officer)
Gregory S. Cole

*	Chief Medical Officer and Director
Dr. John P. Kostuik

*	Director
Paul B. Queally

*	Director
Sean M. Traynor

*	Chairman
Daniel A. Pelak

*	Director
Carlos A. Ferrer

*	Director
Raymond A. Ranelli

*	Director
Brett P. Brodnax

*By:	/s/ Eric D. Major
Name: Eric D. Major
Title: Attorney-in-Fact

EXHIBITS INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated as of July 2, 2010, by and among K2M Group Holdings, Inc. (formerly known as Altitude Group Holdings, Inc.), Altitude Merger Sub, Inc., K2M, Inc., and the Stockholders’ Committee (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 12, 2010, by and among K2M Group Holdings, Inc. (formerly known as Altitude Group Holdings, Inc.), Altitude Merger Sub, Inc., K2M, Inc., and the Stockholders’ Committee (incorporated by reference to Exhibit 2.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of December 21, 2012, by and among K2M Group Holdings, Inc. and the Stockholders’ Committee (incorporated by reference to Exhibit 2.3 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

3.1	Third Amended and Restated Certificate of Incorporation of K2M Group Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 13, 2014 (No. 001-36443))

3.2	Amended and Restated Bylaws of K2M Group Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 13, 2014 (No. 001-36443))

5.1	Opinion of Simpson Thacher & Bartlett LLP

10.1	Credit Agreement, dated as of October 29, 2012, among K2M Holdings, Inc., as a Guarantor, K2M, Inc. and K2M UK Limited, jointly and severally as Borrowers, the Guarantors from time to time parties thereto, the several lenders from time to time party thereto and Silicon Valley Bank, as Administrative Agent, Issuing Lender and Swingline Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.2	Waiver and First Amendment to Credit Agreement entered into as of May 20, 2013 by and among K2M Holdings, Inc., K2M, Inc. and K2M UK Limited, as borrowers, the several banks and other financial institutions or entities party thereto, Silicon Valley Bank, as the Issuing Lender and the Swingline Lender, and Silicon Valley Bank, as administrative agent and collateral agent for the lenders (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.3	Second Amendment to Credit Agreement entered into as of February 26, 2014, by and among K2M Holdings, Inc., K2M, Inc. and K2M UK Limited, as borrowers, the several banks and other financial institutions or entities party thereto, Silicon Valley Bank, as the Issuing Lender and the Swingline Lender, and Silicon Valley Bank, as administrative agent and collateral agent for the lenders (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.4	Guarantee and Collateral Agreement, dated as of October 29, 2012, made by K2M Holdings, Inc., K2M, Inc. and the other Grantors referred to herein in favor of Silicon Valley Bank, as Administrative Agent (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

Exhibit Number	Description

10.5	Export Import Bank Credit Agreement, dated as of October 29, 2012, among K2M Holdings, Inc., as a Guarantor, the other Guarantors from time to time parties hereto, K2M Inc., as the Borrower, the several Exim Lenders from time to time parties hereto, and Silicon Valley Bank, as Administrative Agent (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.6	Guarantee and Collateral Agreement for Export Import Bank Credit Facility, dated as of October 29, 2012, made by K2M Holdings, Inc., K2M, Inc. and the other Grantors referred to herein in favor of Silicon Valley Bank, as Administrative Agent (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.7†	Employment Agreement, effective as of August 12, 2010, by and between K2M, Inc. and Eric Major (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.8†	Amendment, dated as of January 20, 2014, to Employment Agreement, effective as of August 12, 2010, by and between K2M, Inc. and Eric Major (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.9†	Employment Agreement, effective as of August 12, 2010, by and between K2M, Inc. and Gregory Cole (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.10†	Amendment, dated as of January 20, 2014, to Employment Agreement, effective as of August 12, 2010, by and between K2M, Inc. and Gregory Cole (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.11†	Employment Agreement, effective as of August 12, 2010, by and between K2M, Inc. and Dr. John Kostuik (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.12†	Amendment, dated as of March 10, 2014, to Employment Agreement, effective as of August 12, 2010, by and between K2M, Inc. and Dr. John Kostuik (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.13†	Amended and Restated K2M, Inc. 2006 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.14†	K2M Group Holdings, Inc. 2010 Equity Award Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.15†	K2M Group Holdings, Inc. 2014 Employee Stock Purchase Plan

10.16†	K2M, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.17†	K2M Group Holdings, Inc. 2010 Independent Agent Stock Option Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

Exhibit Number	Description

10.18	Lease Agreement, dated as of May 12, 2004, by and between RiverAir, LC and K2 Medical, LLC, as amended, in respect of the building located at 751 Miller Drive SE, Leesburg, Virginia 20175 (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.20	Exclusive License Agreement, dated as of September 2, 2004, by and between Spinal LLC and K2M, LLC (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.21	Amendment to Exclusive License Agreement, entered into as of February 17, 2010, by and between Spinal LLC and K2M, LLC (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.22	Asset Purchase Agreement, made and entered into as of November 21, 2011, by and between K2M, Inc. and Nexgen Spine, Inc. (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.23	Royalty Agreement, made and effective as of April 1, 2007, between K2M, Inc. and Josef Gorek, M.D. (incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.24	Assignment and Earn-Out Agreement, made and entered into as of March 8, 2004, by and between K2 Medical, LLC, as assignee, and Fastenix, LLC, Third Millenium Engineering, LLC, J7 Summit Medical Group, LLC, Techsys Medical, LLC, Bones Consulting, LLC and Josef Gorek (incorporated by reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.25	Addendum, dated as of September 27, 2005, to the Assignment and Earn-out Agreement by and between K2 Medical, LLC and Fastenix, LLC, Third Millenium Engineering, LLC, J7 Summit Medical Group, LLC, Techsys Medical, LLC and Bones Consulting, LLC (incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.26	License Agreement, dated as of May 19/June 12, 2006, between Prof. Dr. Dietmar Wolter and K2M, LLC (incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.27	Additional Agreement to License Agreement, dated as of May 19/June 12, 2006, between Prof. Dr. Dietmar Wolter and K2M, LLC (incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.28	Addendum, dated as of February 22, 2008, to the License Agreement dated as of May 19/June 12, 2006 and the Additional Agreement to License Agreement dated as of May 19/June 12, 2006, between Prof. Dr. Dietmar Wolter and K2M, LLC (incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.29	Asset Purchase and Earn Out Agreement, made and entered into as of February 12, 2010, by and between K2M, Inc. and John Carbone, MD (incorporated by reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.30	First Amendment to Asset Purchase and Earn Out Agreement, made and entered into as of June 15, 2012, by and between K2M, Inc. and John Carbone, MD (incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

Exhibit Number	Description

10.31	Registration Rights Agreement, dated August 12, 2010, by and among K2M Group Holdings, Inc., Welsh, Carson, Anderson & Stowe XI, L.P., FFC Partners III, L.P. and the other stockholders named therein (incorporated by reference to Exhibit 10.31 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.32†	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.33†	Form of Side Letter to Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.33 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.34	Third Amendment to Credit Agreement entered into as of April 30, 2014, by and among K2M Holdings, Inc., K2M, Inc. and K2M UK Limited, as borrowers, the several banks and other financial institutions or entities party thereto, Silicon Valley Bank, as the Issuing Lender and the Swingline Lender, and Silicon Valley Bank, as administrative agent and collateral agent for the lenders (incorporated by reference to Exhibit 10.34 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

10.35	Fourth Amendment to Credit Agreement entered into as of October 21, 2014, by and among K2M Holdings, Inc., K2M, Inc. and K2M UK Limited, as borrowers, the several banks and other financial institutions or entities party thereto, Silicon Valley Bank, as the Issuing Lender and the Swingline Lender, and Silicon Valley Bank, as administrative agent and collateral agent for the lenders (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 24, 2014 (No. 001-36433))

10.36

Fifth Amendment to Credit Agreement entered into as of January 9, 2015, by and among

K2M Holdings, Inc., K2M, Inc. and K2M UK Limited, as borrowers, the several banks and other financial institutions or entities party thereto, Silicon Valley Bank, as the Issuing Lender and the Swingline Lender, and Silicon Valley Bank, as administrative agent and collateral agent for the lenders (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 9, 2015 (No. 001-36433))

10.37	Amendment to Lease Agreement, made as of April 17, 2014, by and between RIVERAIR, LC and K2M, Inc. (incorporated by reference to exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q filed on June 5, 2014 (No. 001-36443))

10.38	Deed of Lease, made as of December 10, 2014, by and between TC Oaklawn Owner, LLC and K2M Group Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 12, 2014 (No. 001-36443))

10.39†	Form of Incentive Stock Option Agreement under the Amended and Restated 2006 Stock Option and Grant Plan and Stock Restriction Agreement

10.40†	Form of Stock Option Award Agreement for directors, under the K2M Group Holdings, Inc. 2010 Equity Award Plan

10.41†	Form of Stock Option Award Agreement for consultants, under the K2M Group Holdings, Inc. 2010 Equity Award Plan

10.42†	Form of Option Agreement under the K2M Group Holdings, Inc. 2014 Omnibus Incentive Plan

21.1*	List of Subsidiaries

23.1*	Consent of Ernst & Young LLP

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

Exhibit Number	Description

23.3	Consent of iData Research, Inc.

24.1*	Power of Attorney

101.INS*	XBRL Instance Document (A)

101.SCH*	XBRL Taxonomy Extension Schema Document (A)

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document (A)

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document (A)

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document (A)

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document (A)

*	Previously filed.
†	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.
(A)	XBRL (Extensible Business Reporting Language) information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.